Exhibit 8

                           STOCK REDEMPTION AGREEMENT

                                 BY AND BETWEEN

                            TIDEL TECHNOLOGIES, INC.

                                       AND

                            LAURUS MASTER FUND, LTD.


         --------------------------------------------------------------
                          Dated as of January 12, 2006
         --------------------------------------------------------------

                           STOCK REDEMPTION AGREEMENT


      This Stock Redemption Agreement (this "Agreement") is made and entered into as of the 12th day of January, 2006 between Tidel Technologies, Inc., a Delaware corporation (the "Company"), and Laurus Master Fund, Ltd., a Cayman Islands company (the "Seller").

                              W I T N E S S E T H:

      WHEREAS, the Seller is the owner of such number of shares (the "Current Shares") of issued and outstanding common stock of the Company, $.01 par value per share (the "Common Stock"), as set forth on Schedule A hereto prior to giving effect to the Exercise and Conversion Agreement by and among Sentinel Technologies, Inc, Sentinel Operating, L.P., the Company and the Seller, dated as of the date hereof (the "Exercise Agreement");

      WHEREAS, the Seller holds certain indebtedness of the Company and Tidel Engineering, L.P. ("Engineering"), convertible in accordance with the terms of such indebtedness into shares of Common Stock of the Company, evidenced by that certain Convertible Term Note in the initial principal amount of $6,450,000, dated November 25, 2003 (the "2003 Note") together with an additional $292,987 principal amount added thereto on November 26, 2004, made by the Company in favor of the Seller;

      WHEREAS, the Company has granted the Seller the following warrants: (i) the Common Stock Purchase Warrant, issued November 25, 2003 (the "2003 Warrant"), whereby the Seller has the right to purchase 4,250,000 shares of the Company's Common Stock, subject to adjustment, at an exercise price of $0.30 per share; and (ii) the Common Stock Purchase Warrant, issued November 26, 2004 (the "2004 Warrant" and together with the 2003 Warrant, the "Warrants"), whereby the Seller has the right to purchase 500,000 shares of the Company's Common Stock, subject to adjustment, at an exercise price of $0.30 per share;

      WHEREAS, the Company and Engineering have sold substantially all of the assets of the Company's automated teller machine business to NCR EasyPoint LLC (the "ATM Sale") pursuant to the Asset Purchase Agreement, dated as of February 19, 2005, as amended;

      WHEREAS, the Company and Engineering are negotiating to sell the Company's cash security business (the "TACC Sale");

      WHEREAS, the proposed TACC Sale requires the approval of a majority of the holders of the Common Stock;

      WHEREAS, pursuant to the terms of the Exercise Agreement, the Seller intends to convert a certain portion of the 2003 Note for shares of Common Stock (the "New Shares" and together with the Current Shares, the "Shares") at the prices and in the amounts set forth on Schedule A hereto; and

      WHEREAS, the Seller and the Company each have agreed, that effective on the Closing Date, the then unexercised portion of the Warrants shall be cancelled; and

      WHEREAS, the Seller wishes to sell, and the Company wishes to purchase, the Shares immediately following the consummation of the TACC Sale on the terms and subject to the conditions contained herein.

      NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      Section 1. Purchase and Sale of Shares; Termination of Warrants.

            (a) On the terms and subject to the conditions of this Agreement, on the Closing Date (as defined below): (x) the Company shall purchase from the Seller, and the Seller shall sell, transfer, assign, convey and deliver to the Company, all of the Shares as set forth on Schedule A hereto for an amount equal to the Purchase Price (as defined below); and (y) the unexercised portion of the Warrants, without further action or deed, shall thereupon be cancelled and of no further force and effect. The Seller shall, promptly following the Closing Date, deliver to the Company, for cancellation, any Warrants cancelled pursuant to clause (y) above.

            (b) The Purchase Price shall be payable by wire transfer of immediately available funds (to a bank account designated by the Seller to the Company at least one business day prior to the Closing) on the Closing Date.

      Section 2. Purchase Price.

            (a) The purchase price for the Shares (the "Purchase Price") shall consist of the Per Share Price (as defined below) multiplied by the number of Shares.

            (b) The "Per Share Price" shall equal the quotient obtained by dividing (1) the value on the Closing Date of (A) the sum of the value of all assets of the Company that would be valued by the Company in connection with a liquidation of the Company following the closing of the TACC Sale (after giving effect to such closing), including, but not limited to: (i) all cash and cash equivalents held by the Company, (ii) all marketable securities held by the Company, and (iii) all other remaining tangible and intangible assets held directly or indirectly by the Company, valued at fair market value, minus (B) the sum of (i) all fees and expenses of the Company and its subsidiaries in connection with the ATM Sale and the TACC Sale incurred through the Closing Date, (ii) all payments and obligations due to, or on behalf of, present and former employees of the Company and its subsidiaries incurred through the Closing Date, (iii) all amounts paid or payable to Seller pursuant to the Agreement Regarding NCR Transaction and Other Assets Sales dated as of November 26, 2004 by and between the Company and Seller, (iv) all other liabilities of the Company and its subsidiaries, (v) payments due to independent directors of the Company in an aggregate amount not to exceed $400,000, and (vi) a good faith estimate of the costs and expenses which would be incurred in connection with the liquidation of the Company including, without limitation, legal fees, directors and officers insurance, all fees and expenses relating to SEC and governmental filings and related expenses, by (2) the total number of shares of Common Stock outstanding on the Closing Date. Notwithstanding the foregoing, the Per Share Price shall not be less than $.20 per share nor greater than $.34 per share.

            (c) At least fifteen business days prior to the Closing Date the Company shall send a written notice to Seller with the Per Share Price, including (i) a certificate of an officer of the Company certifying that such Per Share Price was prepared in good faith and (ii) a statement setting forth the assets of the Company as of the date of determining the Per Share Price and their value, the number of shares used to calculate the Per Share Price and the Per Share Price; provided, that the Per Share Price shall comply with Section 2(b). The Seller shall notify the Company within five business days following giving of such notice whether it has any questions regarding the Per Share Price or the calculation. If the Seller does not notify the Company within such five business day period, the Seller shall be deemed to have no objection to the Per Share Price. If the Seller has any questions regarding the Per Share Price, the Seller shall notify the Company and may request such additional information regarding the calculation that it reasonably requires. The parties shall engage in good faith discussions regarding the Per Share Price. If the parties cannot reach an agreement on or prior to the Closing Date as to the Per Share Price, then subject to Section 2(b), the Per Share Price shall be as determined by the Company, calculated in good faith.

      Section 3. Closing. The Closing (the "Closing") of the purchase and sale of the Shares shall take place at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55 Street, New York, New York 10022 on such date (the "Closing Date") that is the TACC Sale closing date. The Company shall give the Seller two (2) business days advance written notice of the Closing Date.

      Section 4. Delivery and Transfer of the Shares. The transfer and sale of the Shares contemplated by this Agreement upon the Closing shall (A) in the case of Shares held of record and beneficially, be effectuated by the Seller delivering to the Company a certificate or certificates representing such Shares, duly endorsed for transfer or accompanied by appropriate stock powers duly executed, and any other documents necessary to transfer the Shares to the Company, and (B) in the case of Shares not represented by physical stock certificates, be effectuated by Seller delivering a letter of instruction (the "Instruction Letter") addressed to Seller's brokerage firm instructing such brokerage firm to cause the electronic delivery of the Shares held in street name through the Depository Trust Company ("DTC") (or another established cleaing corporation performing similar functions) to an account designated in writing by the Company. The Seller agrees not to exercise the Warrants before the earlier of (x) March 31, 2006 and (y) the date on which the Purchase Agreement (as defined in the Exercise Agreement) shall be terminated or deemed terminated.

      Section 5. Conditions to Closing.

            (a) Mutual Conditions. The obligations of the Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment or waiver on or before the Closing Date of the following conditions:

                  (i) No temporary restraining order, preliminary injunction or permanent injunction or other order or decree which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any governmental entity which would prevent the consummation of the transactions contemplated by this Agreement.

                  (ii) Any governmental or other approvals, reviews or consents of this Agreement and the transactions contemplated by this Agreement required including, but not limited to, under any applicable laws, statutes, regulations, orders, rules, policies or guidelines promulgated thereunder shall have been received or waived.

            (b) Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment or waiver on or before the Closing Date of the following conditions:

                  (i) The representations and warranties of the Seller contained in Section 6 hereof shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

                  (ii) The TACC Sale shall have been consummated.

            (c) Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment or waiver on or before the Closing Date of the following conditions:

                  (i) The representations and warranties of the Company contained in Section 7 hereof shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

                  (ii) The TACC Sale shall have been consummated.

      Section 6. Representations and Warranties of the Seller. The Seller represents and warrants to the Company as follows:

            (a) Good Title. As of the Closing, Seller shall have good title to, the right to possession of and the right to sell the total number of Shares set forth on Schedule A hereto, free and clear of any pledges, liens, charges, encumbrances, proxies, options, rights to purchase or other restrictions or potentially adverse claims of any kind or nature (collectively, "Adverse Claims"), and concurrent with the Closing of this Agreement, the Seller will transfer such Shares to the Company free and clear of any Adverse Claims.

            (b) Corporate Organization; Requisite Authority to Conduct Business. Seller is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands. Seller has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; and no further action on the part of Seller is necessary to authorize the execution and delivery by it of, and the performance of its obligations under, this Agreement. There are no corporate, contractual, statutory or other restrictions of any kind upon the power and authority of Seller to execute and deliver this Agreement and to consummate the transactions contemplated hereunder and the Seller is not aware of any action, waiver or consent by any governmental entity that is necessary to make this Agreement a valid instrument binding upon Seller in accordance with its terms.

            (c) Execution and Delivery. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligations of the Seller, enforceable in accordance with its terms, except (i) as such enforceability may be limited by or subject to any bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally, (ii) as such obligations are subject to general principles of equity, and (ii) as rights to indemnity may be limited by US federal or state securities laws or by public policy.

            (d) No Violation; Absence of Defaults. Neither the execution and delivery by the Seller of this Agreement, nor the consummation of the transactions contemplated hereby, will violate the Seller's certificate of incorporation or by-laws or any judgment, award or decree or any indenture, agreement or other instrument to which the Seller is a party, or by which the Shares are bound or affected, or result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon the Shares.

            (e) Brokers' or Finders' Fees. No broker, finder or investment banker is entitled to any brokerage or finder's fee or other commission in connection with the transactions contemplated hereby based on the arrangements made by or on behalf of the Seller.

            (f) Access to Information. The Seller acknowledges that it has had an opportunity to evaluate all information regarding the Company as it has deemed necessary or desirable in connection with the transactions contemplated by this Agreement, has independently evaluated the transactions contemplated by this Agreement and has reached its own decision to enter into this Agreement.

      Section 7. Representations and Warranties of the Company. The Company hereby represents and warrants to the Seller as follows:

            (a) Corporate Organization; Requisite Authority to Conduct Business. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; and this Agreement has been duly authorized and approved by its Board of Directors and no further action on the part of the Company is necessary to authorize the execution and delivery by it of, and the performance of its obligations under, this Agreement. There are no corporate, contractual, statutory or other restrictions of any kind upon the power and authority of the Company to execute and deliver this Agreement and to consummate the transactions contemplated hereunder and no action, waiver or consent by any governmental entity is necessary to make this Agreement a valid instrument binding upon the Company in accordance with its terms.

            (b) Execution and Delivery. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except (i) as such enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, (ii) as such obligations are subject to general principles of equity, and (iii) as rights to indemnity may be limited by US federal or state securities laws or by public policy.

            (c) No Violation; Absence of Defaults. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby does not and will not violate (a) the Company's certificate of incorporation or by-laws or (b) any agreement governing the organization, management, business or affairs of the Company or, in any material respect, any agreement or instrument which the Company may be a party or by which the Company (or any of its properties) is bound, or (c) any law, administrative regulation or rule or court order, judgment or decree applicable to the Company, nor will the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby constitute a breach of, or any event of default under, any material contract or agreement to which the Company is bound, or by which the Company (or any of its properties) may be bound or affected.

            (d) Required Filings and Consents. Except as may be required by US federal or state securities laws, the Company is not required to submit any notice, report or other filing with any governmental entity in connection with the execution, delivery and performance of this Agreement. No Authorization of or from any governmental entity, or any other person, or under any statute, law, ordinance, rule, regulation or agency requirement of any governmental entity, on the part of the Company is required in connection with the execution and delivery of this Agreement and the performance by the Company of its obligations under this Agreement.

            (e) Capitalization. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, of which 20,677,210 shares are outstanding on the date hereof and (ii) no shares of preferred stock. Except as set forth in Schedule 7(e) hereto, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of the capital stock of the Company or other equity interests in the Company or any securities convertible into or exchangeable for such shares of capital stock or other equity interests, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests. All of the issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued and are fully paid and nonassessable.

            (f) Solvency Following Closing. Immediately following and after giving effect to the Closing, the fair market value of the Company's assets will exceed its liabilities and the Company anticipates following due consideration of its financial position that its remaining cash will enable it to pay all of its liabilities and obligations which have arisen on or prior to the Closing as they become due and payable. The Company agrees to pay all of its liabilities and obligations which have arisen on or prior to the Closing as they become due and payable.

            (g) Access to Information. During the period from the date of this Agreement and continuing until the earlier of (i) the termination of this Agreement pursuant to the provisions of Section 9 and (ii) the Closing, upon reasonable notice, the Company shall give Seller and its officers, appropriate employees, accountants, and counsel full access, during normal business hours, to all buildings, offices, and other facilities and to all books and records of the Company, whether located on the premises of the Company or at another location.

            (h) Brokers' or Finders' Fees. No broker, finder or investment banker is entitled to any brokerage or finder's fee or other commission in connection with the transactions contemplated hereby based upon the arrangements made by or on behalf of the Company.

      Section 8. Indemnification.

            (a) Indemnification by the Company. Subject to the limits set forth in this Section 8, the Company agrees to indemnify, defend and hold the Seller, and its directors, officers, agents, partners, members, and their respective successors and assigns (collectively, the "Seller Parties"), harmless from and against any and all loss, liability, damage, costs and expenses (including interest, penalties and attorneys' fees) that any of the Seller Parties may incur or become subject to arising out of or due to any inaccuracy of any representation or the breach of any warranty or covenant of the Company contained in this Agreement. The Company will reimburse each of the Seller Parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding.

            (b) Indemnification by the Seller. Subject to the limits set forth in this Section 8, the Seller agrees to indemnify, defend and hold the Company, and its directors, officers, agents, partners, members, and their respective successors and assigns (collectively, the "Company Parties"), harmless from and against any and all loss, liability, damage, costs and expenses (including interest, penalties and attorneys' fees) that any of the Company Parties may incur or become subject to arising out of or due to any inaccuracy of any representation or the breach of any warranty or covenant of the Seller contained in this Agreement. The Seller will reimburse each of the Company Parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding.

            (c) Survival. The representations, warranties and covenants of the Seller and the Company set forth in this Agreement shall survive the Closing Date until the first anniversary of the Closing Date, except in the case of
Section 7(e), which shall survive until 180 days after the applicable statute of limitations.

            (d) Third Party Claims. In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a claim or demand or written notice made by any third party against the indemnified party (a "Third Party Claim") after the date hereof, such indemnified party must notify the indemnifying party (the "indemnifying party") in writing of the Third Party Claim within 30 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided that the failure of any indemnified party to give timely notice shall not affect his right of indemnification hereunder except to the extent the indemnifying party has actually been prejudiced or damaged thereby. If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party (which counsel shall be reasonably satisfactory to the indemnified party). If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party will cooperate in all reasonable respects with the indemnifying party in connection with such defense, and shall have the right to participate in such defense with counsel selected by it; provided that the fees and disbursements of such counsel shall be at the expense of the indemnified party; and provided further that, if the defendants in any Third Party Claim include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select one separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred

      Except as otherwise provided herein, the indemnified party will not, except at its own cost and expense, settle or compromise any Third Party Claim for which it is entitled to indemnification hereunder without the prior written consent of the indemnifying party, which will not be unreasonably withheld.

      Section 9. Termination.

            (a) Termination by the Company. This Agreement may be terminated and canceled prior to the Closing Date by the Company: (i) if (A) any of the representations and warranties of the Seller contained in this Agreement shall prove to be inaccurate in any material respect or any covenant, obligation or condition to be performed or observed by the Seller under this Agreement has not been performed or observed in any material respect at or prior to the time specified in this Agreement and (B) such inaccuracy or failure shall not have been cured or waived by the Company within five (5) business days after such inaccuracy or failure shall have first been discovered, (ii) if any permanent injunction or other order of a governmental entity having proper authority preventing consummation of the transactions contemplated by this Agreement shall have become final and non-appealable, or (iii) so long as the Company is not in material breach of any representation, warranty, covenant or agreement, if the Closing has not occurred by March 31, 2006.

            (b) Termination by the Seller. This Agreement may be terminated and canceled prior to the Closing Date by the Seller: (i) if (A) any of the representations and warranties of the Company contained in this Agreement shall prove to be inaccurate in any material respect or any covenant, obligation or condition to be performed or observed by the Company under this Agreement has not been performed or observed in any material respect at or prior to the time specified in this Agreement and (B) such inaccuracy or failure shall not have been cured or waived by the Seller within five (5) business days after such inaccuracy or failure shall have first been discovered, (ii) if any permanent injunction or other order of a governmental entity having proper authority preventing consummation of the transactions contemplated by this Agreement shall have become final and non-appealable, or (iii) so long as the Seller is not in material breach of any representation, warranty, covenant or agreement, if the Closing has not occurred by March 31, 2006.

      Section 10. Covenants.

            (a) Transfer of Shares. From the date hereof until the earlier of the Closing Date or the termination pursuant to Section 9 (the "Termination Date"), the Seller hereby agrees that it shall not, directly or indirectly, sell, assign, transfer, encumber, pledge or otherwise dispose of, or enter into any contract, option or other agreement, arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumberance, pledge or other disposition of, any of the Shares; provided, however, that the Seller may sell or otherwise assign, with or without consideration, an unlimited amount of the Shares to any affiliate, member or limited or general partner of the Seller or such affiliate if each such transferee or assignee, prior to the completion of the sale, transfer or assignment shall have executed and delivered to the Company documents assuming the obligations of the Seller under this Agreement with respect to the transferred securities, such documents to be satisfactory to the Company in its reasonable discretion. The Seller hereby agrees it shall not seek or solicit any sale, assignment transfer, encumbrance, pledge or other disposition of the Shares to any other person other than its affiliates and agrees to notify the Company promptly (but in any event, within 24 hours), and it and its affiliates shall provide all details requested by the Company, if the Seller shall be approached or solicited, directly or indirectly, by any person with respect to any of the foregoing.

            (b)  Company  Actions.  Except as  contemplated  by this  Agreement, between the date of this Agreement and the Closing Date, the Company shall and shall cause it subsidiaries to conduct their business in the ordinary course and use their best efforts to preserve substantially intact its business organization and assets and not incur any additional liabilities (subject to and in light of its plans to sell its cash security business). In addition, except as otherwise expressly provided in this Agreement, between the date of this Agreement and the Closing Date and except to the extent required by the asset purchase agreement to be entered into in respect of the TACC Sale, the Company shall not and shall cause its subsidiaries not to:

                  (i) amend their articles or certificate of incorporation or by-laws, other than to change the name of the Company as required in connection with the TACC Sale;

                  (ii) issue, sell or otherwise dispose of any of their capital stock, or create or suffer to be created any Adverse Claims thereon, or reclassify, split up or otherwise change any of their capital stock, or grant or enter into any options, covenants or calls or other rights to purchase or convert any obligation into any of their capital stock;

                  (iii) organize any subsidiary or acquire any capital stock of any Person or any equity or ownership interest in any business (other than portfolio investments in marketable securities);

                  (iv) incur or guarantee any indebtedness for borrowed money other than up to $1,250,000 of indebtedness incurred in connection with the fulfillment of the Company's obligations under contracts related to the TACC business;

                  (v) make or grant increases in salaries, bonuses, severance or other remuneration to any employee;

                  (vi) declare or pay any dividend or make any other payment or distribution in respect of their capital stock; or

                  (vii) make any commitment for capital expenditures or capital additions or improvements.

      Section 11. Miscellaneous.

            (a) Expenses. Each party shall pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

            (b) Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or by facsimile transmission, in either case with receipt acknowledged, or five days after being sent by registered or certified mail, return receipt requested, postage prepaid, or one day after being sent by nationally-recognized overnight carrier:

                  (i)  If to the Company to:

                       Tidel Technologies, Inc.
                       2900 Wilcrest Drive, Suite 205
                       Houston, Texas 77042
                       Attention: Chairman of the Board

                       with a copy to:

                       Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower
                       65 East 55th Street
                       New York, New York 10022
                       Attention:  Adam W. Finerman, Esq.

                  (ii) If to the Seller, to:

                       Laurus Master Fund, Ltd.
                       M & C Corporate Services Limited
                       P.O. Box 309 G.T., Ugland House
                       South Church Street
                       George Town
                       Grand Cayman, Cayman Islands
                       Attention: Authorized Person

                       with a copy to:

                       Lowenstein Sandler PC
                       1251 Avenue of the Americas
                       New York, New York 10020
                       Attn:  Steven E. Siesser, Esq.

or to such other address as any party shall have specified by notice in writing to the other in compliance with this Section 10.

            (c) Entire Agreement. This Agreement, including the schedules hereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, representations and understandings among the parties hereto.

            (d) Binding Effect, Benefits, Assignments. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Agreement, expressed or implied, is intended to confer on any other person, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement may not be assigned without the prior written consent of the other parties hereto.

            (e) Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

            (f) Jurisdiction. Unless otherwise provided herein, the parties hereto agree to submit to the jurisdiction of any Federal or state court located in the State of New York, County of New York, for the purpose of resolving any action or claim arising out of the performance of the provisions of this Agreement.

            (g) Headings. The headings and captions in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

            (h) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            (i) Further Assurances. At, and from time to time after the date hereof, at the request and expense of the Company but without further consideration, Seller will execute and deliver such other instruments of conveyance, assignment, transfer, and delivery and take such other action as the Company reasonably may request in order more effectively to convey, transfer, assign and deliver to the Company, and to place the Company in possession and control of the Shares.

            (j) Limitation on Liability. Notwithstanding anything herein contained to the contrary, in no event shall the Seller or any of the Seller Parties have any liability hereunder or with respect to the transactions contemplated hereby in excess of the Purchase Price received by the Sellers hereunder.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year hereinabove first set forth.

                                    TIDEL TECHNOLOGIES, INC.


                                    By: /s/ Jerrell G. Clay
                                       ----------------------
                                       Name: Jerrell G. Clay
                                       Title: Director

                                    LAURUS  MASTER FUND, LTD.


                                    By: /s/ Eugene Grin
                                       ----------------------
                                       Name: Eugene Grin
                                       Title: Director

                                   SCHEDULE A


CURRENT SHARES: 1,251,000 shares


NEW SHARES:

                                                                NUMBER OF NEW
                                                                 SHARES INTO
                              AMOUNT TO BE                      WHICH NOTE IS
                               CONVERTED    CONVERSION PRICE   CONVERTIBLE INTO
2003 Note.  $5,917,987.50
principal amount was
outstanding as of
December 31, 2005.            $5,400,000           $.30          18,000,000

TOTAL NEW SHARES                                                 18,000,000

TOTAL SHARES: 19,251,000

                                  SCHEDULE 7(e)
                                 CAPITALIZATION

1. Debt issued by the Company in favor of the Seller and convertible in Company common stock pursuant to the terms thereof.
2.    Warrants for 4,750,000 shares of Company common stock issued to Seller.

3. Warrants granted to persons other than Seller in the aggregate amount of 1,140,000 shares of Company common stock, exercisable at various exercise prices.

4. Options granted to employees at various exercise prices pursuant to the Company's 1997 Long-Term Incentive Plan in the aggregate amount of 1,100,560 shares of Company common stock.
5. Reserve for grants pursuant to the Company's 1997 Long-Term Incentive Plan in the aggregate amount of 944,643 shares of Company common stock.